Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 17, 2006

CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Fiscal Year Sets New Records

Year End Net Shipments Top $50 Million

Net Income Up 38% Earnings Per Share Jump 43%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company, has announced quarterly earnings for its fourth quarter fiscal year period ending June 30, 2006.

Year to date sales for the Company for the fiscal year ending June 30, 2006 were $50,891,637 compared with $40,286,691. Net income for the twelve months ending June 30, 2006 was $6,222,191 compared with $4,493,827 for the twelve months ending in 2005. Diluted earnings per share for the twelve months ending June 30, 2006 were $1.63 compared with $1.14 for the same period one year ago.

For the fourth quarter ending June 30, 2006, sales trended down based on weaker quarterly export shipments. The Company recorded shipments for its final quarter of $10,283,703 compared with the record setting $11,316,346 in shipments for the same period one year ago. Net income for the same period was $1,249,609 compared with $1,498,498 for the fourth quarter ending June 30, 2005. Diluted earnings per share for the fourth quarter were $0.33 compared with $0.39 for the same quarter one year ago.

"We are very pleased with the sales performance of the fiscal year," Michael J. Koss, President and CEO, told employees here today. "We set new records in Net Sales, Net Income from Operations, and Earnings per Share."

Koss went on to explain that three out of four quarters during the year had set new revenue records but that some slight softening had occurred in the fourth quarter.

"We did experience some sluggishness in domestic retail orders during the last quarter of our fiscal year that we were able to replace. However, we were also impacted by the first signs of some softening in our export markets," Koss said. "It is too early to tell if interest rate pressures are affecting domestic retail "open-to-buy" decisions for the autumn, but much of what we read in the press indicates some softness in U.S. retail during the past few months."

Michael Koss elaborated that the increases in export sales outside of North America had been sustained for four consecutive fiscal years at 15% in 2003, 72% in 2004, 82% for 2005 and 43% in 2006.

"The entire revenue shortfall for the quarter, when compared to the prior year's fourth quarter, can be traced to export shipments," Michael Koss continued. "Last year we saw those same European markets nearly double in volume during the fourth quarter, and this year they declined in comparison by 33%."

Michael Koss then explained that the Company's net income during the fourth quarter had declined compared to the same period for the prior year relative to the decline in sales, but also added that increases were required in expenses pertaining to doubtful accounts, and that the Company had also experienced a decline in royalty income during the fourth quarter relating to the bankruptcy of its Hong Kong licensee of electronics."

Koss paid a special dividend of $1.00 per share on July 15, 2006 to shareholders of record on June 30, 2006 in addition to a quarterly dividend of $0.13 cents per share on July 15, 2006, to shareholders of record June 30, 2006.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(2006 FY Unaudited)

	Three Months		Twelve Months
Period Ended June 30	2006	2005	2006	2005
Net sales	$10,283,703	$11,316,346	$50,891,637	$40,286,691
Cost of goods sold	6,156,430	7,241,487	31,095,377	25,216,760
Gross profit	4,127,273	4,074,859	19,796,260	15,069,931
Selling, general and administrative expense	2,151,175	1,767,491	10,063,871	8,544,383
Income from operations	1,976,098	2,307,368	9,732,389	6,525,548
Other income (expense)
Royalty income	65,000	147,494	341,918	805,485
Interest income	49,386	30,356	169,047	64,795
Interest expense	0	0	0	0
Income before income tax provision	2,090,484	2,485,218	10,243,354	7,395,828
Provision for income taxes	840,875	986,720	4,021,163	2,902,001
Net income	$ 1,249,609	$ 1,498,498	$ 6,222,191	$ 4,493,827
Earnings per common share:
Basic	$0.34	$0.40	$1.68	$1.21
Diluted	$0.33	$0.39	$1.63	$1.14
Dividends per common share	$1.13	$0.13	$1.52	$0.52

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